Exhibit 99

Restaurant Brands International Reports First Quarter 2015 Results

Oakville, Ontario – April 27, 2015 – Restaurant Brands International Inc. (TSX/NYSE: QSR, TSX: QSP) today reported financial results for the first quarter ended March 31, 2015.

Daniel Schwartz, Chief Executive Officer of Restaurant Brands International (RBI) commented, “We are off to a strong start in 2015, having achieved one of our best quarters of comparable sales growth in years for both of our iconic brands, TIM HORTONS® and BURGER KING®. We continue to execute on brand-specific strategies across marketing, operations and development. We have established a solid foundation in our first full quarter as RBI and will look to build on this momentum throughout the rest of the year.”

First Quarter 2015 Highlights:

•	Tim Hortons (TH) comparable sales increased 5.3% and Burger King (BK) comparable sales increased 4.6%
•	TH delivered 53 net restaurant growth (“NRG”) and BK delivered NRG of 15
•	System-wide sales grew 8.1% at TH and 9.6% at BK in constant currency
•	RBI Adjusted EBITDA was up 18.1% on an organic basis to $354.6 million versus the prior year pro forma amount
•	RBI Adjusted Diluted EPS of $0.18 per share
•	RBI declared a dividend of $0.10 per common share and partnership exchangeable unit of RBI LP for the second quarter of 2015

Consolidated Financial and Operational Highlights

	Three Months Ended March 31,
(in US$ millions)	2015	2014	2014 PF (6)
	(unaudited)
Comparable Sales Growth (1)
TH (2)	5.3%	1.6%	1.6%
BK	4.6%	2.0%	2.0%

System Net Restaurant Growth (NRG)
TH (2)	53	39	39
BK	15	10	10

System-wide Sales Growth (1)
TH (2)	8.1%	5.1%	5.1%
BK	9.6%	6.9%	6.9%

System-wide Sales (3)
TH (2)	$1,459.5	$1,496.7	$1,496.7
BK	$4,023.9	$3,949.0	$3,949.0

Financial Highlights
RBI Total Revenues	$932.0	$240.9	$931.6
RBI Net Income (Loss) Attributable to Common Shareholders	$(8.1)	$60.4	$(226.5)
RBI Diluted Earnings (Loss) per Share Attributable to Common Shareholders	$(0.04)	$0.17	$(1.12)

TH Adjusted EBITDA (4)	$183.9	n/a	$172.5
BK Adjusted EBITDA (4)	$170.7	$159.7	$159.7

RBI Adjusted EBITDA (5)	$354.6	$159.7	$332.2

RBI Adjusted Net Income (Loss) Attributable to Common Shareholders (5)	$83.6	$75.6	$61.7
RBI Adjusted Diluted Earnings (Loss) per Share Attributable to Common Shareholders (5)	$0.18	$0.21	$0.13

(1)	Comparable sales growth and system-wide sales growth are calculated on a constant currency basis and include sales at franchise restaurants and company-owned restaurants.
(2)	TH 2014 first quarter figures are shown for informational purpose only.
(3)	System-wide sales are driven by sales at franchised restaurants, as approximately 100% of current restaurants are franchised. We do not record franchise sales as revenue; however, our franchise revenues include royalties based on a percentage of franchise sales.
(4)	TH Adjusted EBITDA and BK Adjusted EBITDA are our measures of segment profitability.
(5)	RBI Adjusted EBITDA, RBI Adjusted Net Income (Loss), and RBI Adjusted Diluted Earnings (Loss) per Share are non-GAAP financial measures. Please refer to “Non-GAAP Financial Measures” for further detail.
(6)	Please refer to RBI’s Form 8-K filed on April 27, 2015 with pro forma financial information for RBI, TH and BK.

RBI	Adjusted EBITDA was up 6.7% versus pro forma first quarter 2014 results, driven by growth at both brands.

System-wide sales at TH and BK grew 8.1% and 9.6%, respectively, for the first quarter. We reported comparable sales growth of 5.3% and 4.6% for TH and BK, respectively. Strength at TH in the first quarter was primarily a result of our continued daypart expansion, combo penetration, and recent product launches such as Dark Roast coffee and the Crispy Chicken Club Sandwich. Momentum at BK was mainly driven by successful new products and promotions including the ‘2 for $5’ platform and the Spicy BLT WHOPPER® sandwich.

We closed the quarter with 68 net new restaurants, with TH and BK achieving higher NRG compared to NRG results in the first quarter of 2014.

TH Segment Results (2)

	Three Months Ended March 31,
(in US$ millions)	2015	2014	2014 PF (6)
	(unaudited)
Comparable Sales Growth (1)	5.3%	1.6%	1.6%
System-wide Sales Growth (1)	8.1%	5.1%	5.1%
System-wide Sales (3)	$1,459.5	$1,496.7	$1,496.7

System Net Restaurant Growth (NRG)	53	39	39
System Restaurant Count at Period End	4,724	4,524	4,524

Sales	$480.1	n/a	$490.4
Franchise and Property Revenues	$202.3	n/a	$200.3

TH Total Revenues	$682.4	n/a	$690.7

Cost of Sales	$419.6	n/a	$426.3
Franchise & Property Expenses	$93.8	n/a	$92.2
Segment SG&A (7)	$27.1	n/a	$40.0
Segment depreciation and amortization (8)	$34.7	n/a	$37.5
TH Adjusted EBITDA (4) (9)	$183.9	n/a	$172.5

(7)	Segment selling, general and administrative expenses (“Segment SG&A) consists of selling expenses and segment Management G&A.
(8)	Segment depreciation and amortization excludes depreciation and amortization included in selling, general and administrative expenses.
(9)	TH Adjusted EBITDA for the three months ended March 31, 2015 includes $4.7 million of amortization of cost of sales step-up and $2.6 million of cash distributions from equity method investments. TH pro forma Adjusted EBITDA for the three months ended March 31, 2014 includes $2.8 million of cash distributions from equity method investments.

System-wide sales at TH grew 8.1% in the first quarter, primarily as a result of comparable sales growth and NRG for the trailing twelve month period. We achieved 53 net new restaurants for the quarter and an NRG of 200 for the trailing twelve month period. TH comparable sales growth of 5.3% for the quarter was up approximately 370bps versus the prior year, with first quarter comparable sales growth of 4.9% and 8.9% for our TH Canada and TH US markets, respectively.

TH Total Revenues of $682.4 million declined (1.2%) compared to the prior year pro forma revenues due to FX headwinds. On an organic basis, excluding the impact of these currency movements, TH Total Revenues increased 11.0% from the prior year pro forma results. Compared to the pro forma results for the first quarter of 2014, TH Adjusted EBITDA of $183.9 million for the first quarter of 2015 grew 19.8% on an organic basis.

BK Segment Results

	Three Months Ended March 31,
(in US$ millions)	2015	2014
	(unaudited)
Comparable Sales Growth (1)	4.6%	2.0%
System-wide Sales Growth (1)	9.6%	6.9%
System-wide Sales (2)	$4,023.9	$3,949.0

System Net Restaurant Growth (NRG)	15	10
System Restaurant Count at Period End	14,387	13,677

Sales	$19.4	$18.5
Franchise and Property Revenues	$230.2	$222.4

BK Total Revenues	$249.6	$240.9

Cost of Sales	$16.9	$15.5
Franchise & Property Expenses	$36.2	$37.4
Segment SG&A (7)	$37.6	$41.5
Segment depreciation and amortization (8)	$11.8	$13.2
BK Adjusted EBITDA (4)	$170.7	$159.7

At BK, comparable sales and unit growth continued to drive system-wide sales growth. Comparable sales accelerated 4.6% in the first quarter, with all four BK markets—the U.S. and Canada (“US&C”), Europe, the Middle East, and Africa (“EMEA”), Latin America and the Caribbean (“LAC”), and Asia Pacific (“APAC”)—generating comparable sales growth. Notably, US&C and LAC reported comparable sales growth of 6.9% and 4.9%, respectively, for the quarter. We grew our BK system restaurant count to 14,387, with 15 net new restaurants added in the first quarter.

In the first quarter, BK Total Revenues of $249.6 million grew 3.6% from the prior year, mainly due to comparable sales growth and the opening of 710 net new restaurants for the trailing twelve month period, offset by unfavorable foreign exchange rate movements of approximately $14.5 million. On an organic basis, excluding the impact of foreign exchange rate movements, BK Total Revenues increased 9.6% from the prior year.

BK Adjusted EBITDA of $170.7 million grew 16.2% from the prior year on an organic basis. Organic growth was primarily driven by favorable sales trends. Reported BK Adjusted EBITDA grew 6.9% compared to the first quarter of 2014.

Cash and Liquidity

As of quarter end, total debt was $9.2 billion and net debt was $8.2 billion. Our cash balance of $1.0 billion in the first quarter was down $0.8 billion versus the prior quarter, primarily due to a C$1,157.6 million tender payment for Tim Hortons legacy bonds and a $59.6 million prepayment and regular amortization of our existing term loan.

On April 27, 2015, our Board of Directors declared a dividend of $0.10 per common share and Class B exchangeable partnership unit of Restaurant Brands International Limited Partnership for the second quarter of 2015. The dividend will be payable on July 3, 2015 to shareholders and unitholders of record at the close of business on May 29, 2015.

Investor Conference Call

The Company will host an investor conference call and webcast at 8:30 a.m. Eastern Time on Monday, April 27, 2015, to review financial results for the first quarter ended March 31, 2015. The earnings call will be broadcast live via the Company’s investor relations website at http://investor.rbi.com and a replay will be available for 30 days following the release. The dial-in number is (866) 807-9684 for U.S. callers, (866) 450-4696 for Canadian callers, and (412) 317-5415 for callers from other countries.

Contacts

Investors

Andrea John, Investor Relations

(905) 339-4940; investor@rbi.com

Media

Patrick McGrade, Communications and Corporate Affairs

(905) 339-5815; media@rbi.com

About Restaurant Brands International

Restaurant Brands International Inc. is one of the world’s largest quick service restaurant companies with over $23 billion in system-wide sales and over 19,000 restaurants in approximately 100 countries and U.S. territories. Restaurant Brands International owns two of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS® and BURGER KING®. These independently operated brands have been serving their respective guests, franchisees, and communities for over 50 years. To learn more about Restaurant Brands International, please visit RBI’s website at www.rbi.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. These forward-looking statements include statements about RBI’s expectations regarding its ability to continue to execute on brand specific strategies across marketing, operations, and development and its ability to build on the momentum established during the first quarter throughout the rest of 2015. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the Securities and Exchange Commission and on SEDAR in Canada, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI’s ability to successfully implement its domestic and international growth strategy; and risks related to RBI’s ability to compete domestically and internationally in an intensely competitive industry.

Pro Forma (PF) Financial Information

This press release contains pro forma financial information of Restaurant Brand International Inc. (“RBI”), Tim Hortons (“TH”) and Burger King Worldwide (“BKW”). As discussed in our Form 8-K filed on April 27, 2015 with the SEC and on SEDAR in Canada (the “Pro Forma Form 8-K”), the historical results of operations have been adjusted to give pro forma effect to those events that are directly attributable to (i) the BKW merger with TH (the “Merger”), (ii) our entry into a new $6,750.0 million term loan facility, (iii) our issuance of $2,250.0 million aggregate principal amount of second lien secured notes, (iv) our issuance of $3.0 billion of 9% cumulative compounding perpetual voting preferred shares and the warrant to purchase our common shares to a subsidiary of Berkshire Hathaway, Inc., (v) the repayment of $2,923.4 million of existing BKW indebtedness and (vi) extinguishment of approximately $1.0 billion of TH legacy notes (as detailed in the Pro Forma Form 8-K, collectively, the “Transactions”), as if the Transactions occurred on the first day of fiscal 2014.

The pro forma statements of operations include the impact of preliminary acquisition accounting adjustments resulting from preliminary fair value estimates due to the application of acquisition accounting to the Merger. These fair value estimates are subject to change over a one-year measurement period. Measurement period adjustments that are determined to be material will be applied retrospectively. For more information regarding the pro forma financial information, please refer to our Pro Forma Form 8-K filed with the SEC and on SEDAR in Canada on April 27, 2015.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In millions of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014	2014 PF
Revenues:
Sales	$499.5	$18.5	$508.9
Franchise and property revenues	432.5	222.4	422.7

Total revenues	932.0	240.9	931.6
Cost of sales	436.5	15.5	441.8
Franchise and property expenses	130.0	37.4	129.6
Selling, general and administrative expenses	111.0	48.2	92.3
(Income) loss from equity method investments	(2.8)	4.0	1.0
Other operating expenses (income), net	35.5	4.5	8.4

Total operating costs and expenses	710.2	109.6	673.1

Income from operations	221.8	131.3	258.5
Interest expense, net	123.9	50.0	125.8
(Gain) loss on early extinguishment of debt	(0.3)	—	—

Income (loss) before income taxes	98.2	81.3	132.7
Income tax expense	47.3	20.9	41.2

Net income	50.9	60.4	91.5

Net income attributable to noncontrolling interests	(9.7)	—	(295.9)
Preferred share dividends	68.7	—	67.5
Accretion of preferred shares to redemption value	—	—	546.4

Net income (loss) attributable to common shareholders	$(8.1)	$60.4	$(226.5)

Earnings (loss) per common share:
Basic	$(0.04)	$0.17	$(1.12)
Diluted	$(0.04)	$0.17	$(1.12)
Weighted average shares outstanding
Basic	202.2	352.2	202.1
Diluted	467.2	359.2	467.1
Dividends per common share	$0.09	$0.07

Memo: Basic earnings (loss) per common share is determined by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. For 2015, diluted EPS of $(0.04) per share assumes $(18.8) million net income (loss) available to common shareholders and noncontrolling interests related to the Class B exchangeable limited partnership units of RBI LP (“Partnership exchangeable units”) and assumes conversion of partnership exchangeable units to RBI common shares. The diluted earnings (loss) per share calculation assumes conversion of 100% of the Partnership exchangeable units under the “if converted” method.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions of U.S. dollars, except share data)

(unaudited)

	As of
	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$1,021.9	$1,803.2
Restricted cash and cash equivalents	—	84.5
Trade and notes receivable, net of allowance of $18.0 million and $20.1 million, respectively	361.5	439.9
Inventories and other current assets, net	198.7	194.9
Advertising fund restricted assets	44.4	53.0
Deferred income taxes, net	96.8	85.6

Total current assets	1,723.3	2,661.1

Property and equipment, net of accumulated depreciation of $253.0 million and $226.7 million, respectively	2,400.5	2,539.6
Intangible assets, net	8,819.7	9,441.1
Goodwill	5,360.2	5,851.3
Net investment in property leased to franchisees	135.1	140.5
Other assets, net	936.6	530.4

Total assets	$19,375.4	$21,164.0

LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts and drafts payable	$233.9	$223.0
Accrued advertising	35.7	25.9
Other accrued liabilities	465.0	318.8
Gift card liability	125.9	187.0
Advertising fund liabilities	40.2	45.6
Current portion of long term debt and capital leases	39.1	1,124.9

Total current liabilities	939.8	1,925.2

Term debt, net of current portion	8,961.0	8,936.7
Capital leases, net of current portion	161.5	175.7
Other liabilities, net	743.1	644.1
Deferred income taxes, net	1,756.3	1,862.1

Total liabilities	12,561.7	13,543.8

Commitments and Contingencies

Redeemable preferred shares; $43.775848 par value; 68,530,939 shares authorized, issued and outstanding at March 31, 2015 and December 31, 2014;	3,297.0	3,297.0

Shareholders’ Equity:
Common shares; no par value; unlimited shares authorized;
202,304,385 shares issued and outstanding at March 31, 2015;
202,052,741 shares issued and outstanding at December 31, 2014;	1,766.4	1,755.0
Retained earnings	201.3	227.6
Accumulated other comprehensive income (loss)	(440.0)	(111.7)

Total Restaurant Brands International Inc. shareholders’ equity	1,527.7	1,870.9
Noncontrolling interests	1,989.0	2,452.3

Total shareholders’ equity	3,516.7	4,323.2

Total liabilities, redeemable preferred shares and shareholders’ equity	$19,375.4	$21,164.0

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions of U.S. dollars)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$50.9	$60.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	50.9	16.4
(Gain) loss on early extinguishment of debt	(0.3)	—
Amortization of deferred financing costs and debt issuance discount	7.0	14.9
(Income) loss from equity method investments	(2.8)	4.0
Loss (gain) on remeasurement of foreign denominated transactions	18.1	0.5
Amortization of defined benefit pension and postretirement items	—	(0.8)
Net losses (gains) on derivatives	15.0	2.0
Net losses (gains) on refranchisings and dispositions of assets	1.2	1.8
Bad debt expense (recoveries), net	2.2	0.5
Share-based compensation expense	15.5	2.8
Amortization of cost of sales step-up	4.7	—
Deferred income taxes	(38.0)	9.1
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Reclassification of restricted cash to cash and cash equivalents	79.2	—
Trade and notes receivable	55.6	12.6
Inventories and other current assets	(3.0)	6.0
Accounts and drafts payable	24.4	9.9
Accrued advertising	(0.2)	(11.7)
Other accrued liabilities	5.8	1.4
Other long-term assets and liabilities	(24.5)	(4.5)

Net cash provided by operating activities	261.7	125.3

Cash flows from investing activities:
Payments for property and equipment	(29.4)	(3.4)
Proceeds (payments) from refranchisings, disposition of assets and restaurant closures	4.5	(4.5)
Return of investment on direct financing leases	4.0	3.9
Settlement of derivatives	52.1	—
Other investing activities, net	1.5	(0.2)

Net cash provided by (used for) investing activities	32.7	(4.2)

Cash flows from financing activities:
Repayments of term debt, Tim Hortons Notes and capital leases	(1,020.6)	(19.1)
Dividends paid on common stock	—	(24.6)
Proceeds from stock option exercises	0.4	—
Proceeds from issuance of shares	2.1	—
Other financing activities	1.4	—

Net cash provided by (used for) financing activities	(1,016.7)	(43.7)

Effect of exchange rates on cash and cash equivalents	(59.0)	(1.2)
Increase (decrease) in cash and cash equivalents	(781.3)	76.2
Cash and cash equivalents at beginning of period	1,803.2	786.9

Cash and cash equivalents at end of period	$1,021.9	$863.1

Supplemental cashflow disclosures:
Interest paid	$88.5	$14.4
Income taxes paid	$42.9	$11.3
Non-cash investing and financing activities:
Acquisition of property with capital lease obligations	$4.5	$—

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Key Business Metrics

We evaluate our restaurants and assess our business based on the following operating metrics.

System-wide sales growth refers to the change in sales at all company-owned and franchise restaurants in one period from the same period in the prior year. Comparable sales growth refers to the change in restaurant sales in one period from the same prior year period for restaurants that have been open for thirteen months or longer. Company-owned restaurants refranchised during a quarterly period are included with franchise restaurants for the purpose of calculating comparable sales growth for the quarter. Comparable sales and sales growth are measured on a constant currency basis, which means that results exclude the effect of foreign currency translation and are calculated by translating prior year results at current year monthly average exchange rates. We analyze key operating metrics on a constant currency basis as this helps identify underlying business trends, without distortion from the effects of currency movements (“FX Impact”).

System-wide sales represent sales at all Company restaurants and franchise restaurants. We do not record franchise sales as revenues; however, our franchise revenues include royalties based on a percentage of franchise sales.

Consolidated RBI

	Three Months Ended March 31,
Key Business Metrics	2015	2014

System-wide sales growth
TH	8.1%	5.1%
BK	9.6%	6.9%
System-wide sales (in US$ millions)
TH	$1,459.5	$1,496.7
BK	$4,023.9	$3,949.0
Comparable sales growth
TH	5.3%	1.6%
BK	4.6%	2.0%
System Net Restaurant Growth (NRG)
TH	53	39
BK	15	10
System restaurant count at period end
TH	4,724	4,524
BK	14,387	13,677

Key Business Metrics by Brand Market

	Three Months Ended March 31,
Key Business Metrics	2015	2014

System-wide Sales Growth
TH - Canada	7.5%	4.6%
TH - US	13.0%	7.9%
BK - US&C	6.6%	0.1%
BK - EMEA	11.8%	14.6%
BK - LAC	14.7%	17.1%
BK - APAC	14.2%	15.0%

Comparable Sales Growth
TH - Canada	4.9%	1.6%
TH - US	8.9%	1.9%
BK - US&C	6.9%	0.1%
BK - EMEA	0.7%	4.8%
BK - LAC	4.9%	4.0%
BK - APAC	1.7%	3.8%

System NRG
TH - Canada	44	22
TH - US	8	11
BK - US&C	(27)	(43)
BK - EMEA	19	29
BK - LAC	—	4
BK - APAC	23	20

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Supplemental Disclosure

Selling, general and administrative expenses	Three Months Ended
	March 31,
(in US$ millions)	2015	2014
	(unaudited)

Selling expenses	$4.8	$0.2

Management general and administrative expenses	59.9	41.3
Share-based compensation and non-cash incentive compensation expense (a)	13.9	3.5
Depreciation and amortization	4.4	3.2
Tim Hortons transaction and restructuring costs	28.0	—

Total general and administrative expenses	106.2	48.0

Selling, general and administrative expenses	$111.0	$48.2

(a)	Increase in share-based compensation and non-cash incentive compensation expense was mainly due to $8.4 million of share-based compensation related to the remeasurement of liability-classified stock options to fair value and additional stock options granted during 2015 and 2014.

Other Operating Expenses (Income), net	Three Months Ended
	March 31,
(in US$ millions)	2015	2014
	(unaudited)

Net losses (gains) on disposal of assets, restaurant closures and refranchisings	$2.2	$2.8
Litigation settlements and reserves, net	1.2	0.1
Net losses (gains) on derivatives (a)	15.0	—
Net losses (gains) on foreign exchange (b)	15.8	0.4
Other, net	1.3	1.2

Other operating expenses (income), net	$35.5	$4.5

(a)	Increase in net losses (gains) on derivatives is primarily due to changes in fair value related to interest rate swaps not designated for hedge accounting.

(b)	Increase in net losses (gains) on foreign exchange is primarily related to revaluation of cash and cash equivalent denominated balances in currencies other than the functional currency.

(a)                 RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(Unaudited)

Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry.

Non-GAAP Measures:

To supplement its condensed consolidated financial statements presented on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis, RBI reports the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Organic revenue growth and Organic Adjusted EBITDA growth.

EBITDA is defined as earnings (net income or loss) before interest, (gain) loss on early extinguishment of debt, taxes, and depreciation and amortization and is used by management to measure operating performance of the business.

Adjusted EBITDA is defined as EBITDA excluding the impact of share-based compensation and non-cash incentive compensation expense, (income) loss from equity method investments, net of cash distributions received from equity method investments, other operating (income) expenses, net, and all other specifically identified costs associated with non-recurring projects, including amortization of cost of sales step-up and Tim Hortons transaction and restructuring costs. Adjusted EBITDA is used by management to measure operating performance of the business, excluding specifically identified items that management believes do not directly reflect our core operations, and represents our measure of segment income.

Adjusted Net Income is defined as net income excluding the impact of those same items excluded from Adjusted EBITDA and also excluding franchise agreement amortization, amortization of deferred financing costs and original issue discount and interest expense net of gain on extinguished debt. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the number of diluted shares of RBI during the reporting period. Adjusted Net Income and Adjusted Diluted EPS are used by management to evaluate the core operating performance of the business.

Revenue growth and Adjusted EBTIDA growth, on an organic basis, are non-GAAP measures that exclude FX Impact. Management believes that organic growth is an important metric for measuring the core operating performance of the business as it excludes the impact of foreign currency exchange rates. Organic growth is calculated by dividing this period’s financial results by the average monthly exchanges rates for the prior period.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Organic Growth in Revenue and Adjusted EBITDA

Three Months Ended March 31, 2015

(unaudited)

	Actual			Q1 ‘15 vs. Q1 ‘14		FX Impact	Organic Growth
(in US$ millions)	Q1 ‘15	Q1 ‘14		$	%	$	$	%
Calculation:		A		B		C	B-C=D	D/A
Revenue
TH	$682.4	$690.7	{a}	$(8.3)	(1.2)%	$(84.0)	$75.7	11.0%
BK	$249.6	$240.9		$8.7	3.6%	$(14.5)	$23.2	9.6%

RBI	$932.0	$931.6	{a}	$0.4	0.0%	$(98.5)	$98.9	10.6%

Adjusted EBITDA
TH	$183.9	$172.5	{a}	$11.4	6.6%	$(22.8)	$34.2	19.8%
BK	$170.7	$159.7		$11.0	6.9%	$(14.8)	$25.8	16.2%

RBI	$354.6	$332.2	{a}	$22.4	6.7%	$(37.6)	$60.0	18.1%

{a} 2014 Pro Forma

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(unaudited)

(in US$ millions)	Three Months Ended
	March 31,
	2015	2014	2014 PF
Segment Income:
TH	$183.9	$—	$172.5
BK	170.7	159.7	159.7

Adjusted EBITDA	354.6	159.7	332.2
Share-based compensation and non-cash incentive compensation expense	13.9	3.5	5.8
Amortization of cost of sales step-up	4.7	—	—
TH transaction and restructuring costs	28.0	—	—
Impact of equity method investments(4)	(0.2)	4.0	4.5
Other operating expenses (income), net	35.5	4.5	8.4

EBITDA	272.7	147.7	313.5
Depreciation and amortization	50.9	16.4	55.0

Income from operations	221.8	131.3	258.5
Interest expense, net	123.9	50.0	125.8
(Gain) loss on early extinguishment of debt	(0.3)	—	—
Income tax expense	47.3	20.9	41.2

Net income (loss)	$50.9	$60.4	$91.5

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted EPS

(unaudited)

(in US$ millions, except per share data)	Three Months Ended
	March 31,
	2015	2014	2014 PF
Adjusted net income

Net income (loss)	$50.9	$60.4	$91.5
Income tax expense	47.3	20.9	41.2

Income (loss) before income taxes	98.2	81.3	132.7
Adjustments:
Franchise agreement amortization	7.7	5.3	8.2
Amortization of deferred financing costs and original issue discount	7.0	2.6	8.2
Interest expense net of gain on extinguished debt	1.6	—	—
Share-based compensation and non-cash incentive compensation expense (1)	13.9	3.5	5.8
Amortization of cost of sales true-up (2)	4.7	—	—
TH transaction and restructuring costs (3)	28.0	—	—
Impact of equity method investments (4)	(0.2)	4.0	4.5
Other operating expenses (income), net	35.5	4.5	8.4

Total adjustments	98.2	19.9	35.1
Adjusted income before income taxes	196.4	101.2	167.8

Adjusted income tax expense (5)	44.1	25.6	38.6

Adjusted net income	152.3	75.6	129.2

Preferred share dividends	68.7	—	67.5

Adjusted net income attributable to common shareholders	$83.6	$75.6	$61.7

Adjusted diluted earnings per share	$0.18	$0.21	$0.13

Diluted average shares outstanding	476.3	359.2	476.1

GAAP Financial Measures

Footnotes to Reconciliation Tables

(1)	Represents share-based compensation expense associated with employee stock options for the periods indicated; also includes the portion of annual non-cash incentive compensation that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2014 and 2015 cash bonus, respectively.

(2)	In connection with the Merger, we acquired inventory that is recorded at fair value at the time of the Merger. We recorded a charge equal to the difference between the fair value and historical carrying value as the underlying product sold. Based on company management judgment, these non-cash charges are not indicative of underlying business trends or RBI’s operational performance.

(3)	In connection with the Transactions, we incurred certain non-recurring financing, legal and advisory fees. We also incurred non-recurring costs to realign our global structure to better accommodate the needs of the combined business and support successful global growth. In addition, after consummation of the Transactions, we implemented a restructuring plan that resulted in work force reductions throughout our TH business and as a result incurred incremental costs. The restructuring is part of our on-going cost reduction efforts with the goal of driving efficiencies and creating fiscal resources that will be reinvested into our TH business. The non-recurring general and administrative expenses include financing, legal and advisory fees, severance benefits and other compensation costs, and training expenses. We expect to incur additional general and administrative expenses during the remainder of 2015 associated with these initiatives.

(4)	Represents the impact of (i) our proportionate share of the net (income) loss recognized by our equity method investments and (ii) cash distributions received from our equity method investments.

(5)	Adjusted income tax expense for the periods ended March 31, 2015 and 2014, respectively, is calculated using RBI’s statutory tax rate in the jurisdiction in which the costs were incurred.